Exhibit 99.1

news

FINANCIAL
RELATIONS BOARD
Value Added Communications

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende Senior Vice President of Finance COMFORCE Corporation (516) 437-3300 bende@comforce.com	General Info: Marilynn Meek (212) 827-3773 Investor Info: Susan Garland (212) 827-3775

FOR IMMEDIATE RELEASE
March 8, 2007

COMFORCE CORPORATION ANNOUNCES
FOURTH QUARTER 2006 AND FULL YEAR RESULTS

Company reports record fourth quarter and full year revenues

Woodbury, NY -March 8, 2007- COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for the fourth quarter ended December 31, 2006. Revenues for the quarter increased 4.9% to $149.1 million, compared to $142.2 million for the fourth quarter last year. Sequentially, revenues rose 6.4% compared to revenues of $140.2 million in the third quarter of 2006. The improvement in revenues was primarily due to the continued growth in the Company’s Human Capital Management services segment, consisting of PRO Unlimited, which had an increase in revenues of $6.3 million or 7.7% over the fourth quarter of 2005. In addition, PRO reported gross profit for the quarter of $11.6 million, compared to $9.8 million for fourth quarter 2005, an 18.8% increase. Staff Augmentation revenues increased by $839,000 or 1.4% over the prior year’s quarter, principally due to a $3.0 million increase from Information Technology customers, partially offset by decreases of $1.3 million from Technical Services and $896,000 from Telecom customers. The Company's 2006 revenues were favorably impacted by an additional week in the quarter.
COMFORCE’s gross profit for the fourth quarter of 2006 was $24.6 million, or 16.5% of sales, compared to $21.9 million, or 15.4% of sales in the fourth quarter of 2005.
Operating income for the fourth quarter was $5.5 million, compared to operating income of $5.5 million in the fourth quarter 2005. As a percentage of revenues, operating income was 3.7% in the fourth quarter of 2006, compared to 3.9% in the fourth quarter of 2005. This percentage decrease resulted from increased selling, general and administrative expenses of $3.0 million compared to last year due to higher personnel costs, primarily in the Human Capital Management segment.

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Interest expense was $2.1 million for the fourth quarter of 2006, compared to $2.7 million in the same quarter last year, principally as a result of our success in 2006 in paring our higher interest rate public debt.
The Company recorded income from continuing operations before income taxes of $3.1 million for the fourth quarter of 2006, compared to income from continuing operations before income taxes of $2.9 million in the prior year’s comparable quarter.
The Company recorded a tax provision of $1.2 million in the fourth quarter of 2006, compared to a tax provision of $1.9 in the fourth quarter of 2005.
The Company recorded net income of $1.9 million, or $0.09 per basic share and $0.06 per diluted share for the fourth quarter of 2006, compared to net income of $900,000, or $0.04 per basic and $0.03 per diluted share for the same quarter last year.

Full Year Results
COMFORCE reported revenues of $567.8 million for the fiscal year ended December 31, 2006, compared to revenues of $539.8 million for the fiscal year ended December 25, 2005, an increase of 5.2%. The higher revenue for the year was primarily due to PRO Unlimited, which had an increase in revenue of 8.4% for the full year. PRO’s gross profit increased 25.6% from $33.6 million in 2005 to $42.2 million for full year 2006. The Company also benefited from increased customer spending in certain divisions of Staff Augmentation, particularly Information Technologies, for which revenues grew 17.6% in the full year of 2006.
Gross profit for fiscal year 2006 was $88.9 million, or 15.7% of revenues, compared to $79.3 million, or 14.7% of revenues for fiscal year 2005.
Operating income for the year was $17.0 million, compared to operating income of $15.6 million for 2005.
Interest expense for fiscal 2006 was $9.4 million, compared to $10.7 million for the prior year period, principally as a result of our success in 2006 in paring our higher interest rate public debt.
COMFORCE reported income from continuing operations before income taxes for fiscal 2006 of $7.5 million, compared to income from continuing operations before income taxes of $4.7 million for fiscal 2005, an increase of $2.7 million. Included in the 2006 income from continuing operations is a loss on debt extinguishment of $169,000. Income from continuing operations for fiscal 2005 included a loss on debt extinguishment of $336,000.
The Company recorded a tax provision of $3.4 million in fiscal 2006, compared to a tax benefit of $1.5 million in the prior year period. In the third quarter of fiscal 2005, the Company recorded a tax benefit from the resolution of certain federal and state tax contingencies of $4.3 million.
The Company reported net income of $4.1 million, or $0.18 per basic and $0.13 per diluted share for fiscal 2006, compared to net income of $6.3 million, or $0.31 per basic and $0.21 per diluted share for fiscal 2005.

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Comments from Management
John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented, “We were very pleased to report another successful year at COMFORCE with record revenues attained in both our fourth quarter and full year of 2006. The increase in fourth quarter revenues marked our 14th consecutive quarter of improved year-over-year revenue increases. In addition, I am pleased that our gross profit margin as a percentage of sales increased to 15.7% compared to 14.7% for the full year 2006. This gross profit increase was primarily driven by an increase in gross profit at PRO.
“PRO Unlimited continued to experience growth for the quarter and full year with revenues up approximately 7.7% for the quarter and 8.4% for the year over 2005. This segment of our business continues to expand upon its full range of vendor neutral human capital management services offerings to leading Fortune 1000 companies, and we anticipate further growth in 2007. We are also pleased by the strong performance that Information Technologies had during 2006 with an increase in IT revenue of 17.6% for the year.
“At the same time, we continued to make significant inroads in RightSourcing®, our centralized solution for managing multiple staffing vendor service companies where client demand for their services, particularly in the healthcare sector, increased. We are most optimistic about the future opportunities for RightSourcing in the healthcare industry, an industry in which new jobs have continued to be added since 2001.
"We continue to believe that PRO and RightSourcing offer the best potential for increased revenue and profitability and we will look to grow these two divisions in 2007. As mentioned in the past, the emphasis on these two areas is in line with our business plan to evolve, based on client needs, to a company focused on business process outsourcing, rather than primarily staffing.
“We further improved our balance sheet in 2006 having reduced our public debt by $23.4 million. At the end of 2006, this debt was $22.9 million, down from $138 million in June 2000. We also extended the maturity of our remaining 12% notes from June 2007 to December 2010. At the same time the Company’s revolving credit line of $110 million was extended by more than three years to July 24, 2010."
Mr. Fanning concluded, “We are optimistic about COMFORCE’s opportunities for 2007 and beyond and we will continue to work toward providing our clients with exceptional service while striving to provide improving shareholder value."

COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on March 8, 2007. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.
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About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs. We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary. The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements. Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

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•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing the Senior Notes, the PNC Credit Facility or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 25, 2005 (a copy of which may be accessed through www.sec.gov or ).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
December 31, 2006 and December 25, 2005
(in thousands, except share and per share amounts)

	December 31,	December 25,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$3,782	8,417
Accounts receivable, less allowance of
$195 and $186 in 2006 and 2005, respectively	114,079	103,369
Funding and service fees receivable, less allowance of
$81 and $98 in 2006 and 2005, respectively	13,170	15,968
Prepaid expenses and other current assets	3,863	4,854
Deferred income taxes, net	1,500	2,091
Total current assets	136,394	134,699

Deferred income taxes, net	263	1,100
Property and equipment, net	5,376	5,260
Intangible assets, net	-	40
Goodwill, net	32,073	32,073
Deferred financing costs, net	765	851
Other assets	267	320

Total assets	$175,138	174,343

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$3,281	3,864
Accrued expenses	$100,768	87,808
Total current liabilities	$104,049	91,672

Long-term debt (including related party debt of $1,520 in 2006 and $1,405 in 2005)	89,770	105,792
Other liabilities	34	46

Total liabilities	193,853	197,510

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized,
17,370,551 and 17,079,532 shares issued and
outstanding in 2006 and 2005, respectively	174	171
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at December 31, 2006 and December 25, 2005,
with an aggregate liquidation preference of $7,928 at
December 31, 2006 and $7,466 at December 25, 2005	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at December 31, 2006 and December 25, 2005,
with an aggregate liquidation preference of $638 at
December 31, 2006 and $600 at December 25, 2005	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at December 31, 2006 and December 25, 2005,
with an aggregate liquidation preference of $7,778 at
December 31, 2006 and $7,273 at December 25, 2005	10,264	10,264
Additional paid-in capital	48,190	47,727
Accumulated other comprehensive income	55	147
Accumulated deficit	(82,215)	(86,293)

Total stockholders’ deficit	(18,715)	(23,167)

Total liabilities and stockholders’ deficit	$175,138	174,343

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 25,	December 31,	December 25,
	2006	2005	2006	2005

Net sales of services	$149,085	$142,172	$567,821	$539,841

Costs and expenses:
Cost of services	124,456	120,224	478,927	460,581
Selling, general and administrative expenses	18,414	15,402	68,821	59,919
Depreciation and amortization	758	1,028	3,095	3,700

Total costs and expenses	143,628	136,654	550,843	524,200

Operating income	5,457	5,518	16,978	15,641

Other income (expense):
Interest expense	(2,147)	(2,655)	(9,369)	(10,744)
Loss on debt extinguishment	-	(46)	(169)	(336)
Other (expense) income, net	(253)	33	11	186
	(2,400)	(2,668)	(9,527)	(10,894)

Income from continuing operations before income taxes	3,057	2,850	7,451	4,747
Provision (benefit) for income taxes	1,166	1,919	3,373	(1,455)

Income from continuing operations	1,891	931	4,078	6,202

(Loss) income from discontinued operations, net	-	(31)	-	70

Net income	$1,891	$900	$4,078	$6,272

Dividends on preferred stock	251	251	1,005	1,005

Net income available to common
stockholders	$1,640	$649	$3,073	$5,267

Basic income per common share:

Income from continuing operations	$0.09	$0.04	$0.18	$0.31
Income from discontinued operations	-	(0.00)	-	-
Basic income per common share	0.09	$0.04	$0.18	$0.31

Diluted income per common share:

Income from continuing operations	$0.06	$0.03	$0.13	$0.21
Income from discontinued operations	-	(0.00)	-	-
Diluted income per common share	$0.06	$0.03	$0.13	$0.21

Weighted average common shares outstanding, basic	17,359	17,042	17,317	16,907
Weighted average common shares outstanding, diluted	31,643	30,525	31,012	29,793